PRICING SUPPLEMENT	Filed pursuant to Rule 424(b)(3)
(To Prospectus Supplement dated April 2, 2009	Registration No. 333-158277
and Prospectus dated April 2, 2009)
KfW, Frankfurt/Main, Federal Republic of Germany
U.S.$500,000,000 Floating Rate Notes Due February 22, 2013
CUSIP: 48245ACC3
ISIN: US48245ACC36
          Investing in the Notes involves certain risks that are described in the “Risk Factors” section of the accompanying Prospectus Supplement.

		Discounts and	Proceeds, before
	Price to Public(1)	Commissions	expenses to KfW

Per Note	100.0%	—	100.0%
Total	U.S.$500,000,000	—	U.S.$500,000,000

(1)	Plus accrued interest, if any, from the Interest Commencement Date specified below, if the notes are delivered after that date.
          The Dealer named below expects to deliver the notes to investors on or about February 22, 2010.

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this pricing supplement or the related prospectus supplement or prospectus is truthful or complete. Any representation to the contrary is a criminal offence.

CREDIT SUISSE
MORGAN STANLEY
FEBRUARY 12, 2010

ABOUT THIS PRICING SUPPLEMENT
          This pricing supplement supplements the accompanying prospectus supplement dated April 2, 2009 relating to KfW’s Medium-Term Note Program and the accompanying prospectus dated April 2, 2009 relating to KfW’s debt securities. If the information in this pricing supplement differs from the information contained in the prospectus supplement or the prospectus, you should rely on the information in this pricing supplement.
          You should read this pricing supplement along with the accompanying prospectus supplement and prospectus. All three documents contain information you should consider when making your investment decision. You should rely only on the information provided or incorporated by reference in this pricing supplement, the prospectus and the prospectus supplement. We have not authorized anyone else to provide you with different information. KfW and the dealer are offering to sell the notes and seeking offers to buy the notes only in jurisdictions where it is lawful to do so. The information contained in this pricing supplement, the accompanying prospectus supplement and prospectus is current only as of this date, and information incorporated by reference is current only as of the date of such information.

PS-2

SPECIFIC TERMS

Issuer: KfW	Title of Securities: U.S.$500,000,000 Floating Rate Notes due
February 22, 2013

Aggregate Principal Amount: U.S.$500,000,000	Maturity Date: February 22, 2013

Original Issue Date: February 22, 2010	Initial Interest Rate: N/A

Interest Commencement Date: February 22, 2010	First Interest Payment Date: May 22, 2010

Final Redemption Price: 100%

Type of Floating Rate Note:

☑ Regular Floating Rate
☐ Floating Rate/Fixed Rate
          Fixed Rate Commencement Date: _____
☐ Fixed Rate/Floating Rate
          Fixed Interest Rate: _____
          Floating Rate Commencement Date: _____
☐ Inverse Floating Rate
☐ Other: _____
Interest Rate Basis/Bases:

☐ CD Rate
☐ CMT Rate: _____
           ☐CMT (T7051 Page)
           ☐CMT (T7052 Page)
☐ Commercial Paper Rate
☐ Federal Funds Rate
☑ LIBOR: USD- LIBOR -BBA
           LIBOR Currency (if not U.S. dollars): _____
           LIBOR Reuters Screen Page (if not U.S. dollars): _____
☐Prime Rate
☐Treasury Rate: _____
☐Other: _____

Spread: N/A	Maximum Interest Rate: N/A
Spread Multiplier: N/A	Minimum Interest Rate: 0%
Index Maturity: 3-months- USD-LIBOR
Interest Reset Period:

☐ daily	☐ weekly	☐ monthly
☑ quarterly	☐ semi-annually	☐ annually
Interest Reset Date(s): Each Interest Payment Date
Interest Determination Date(s): as provided in §3(C) of the Conditions
Interest Calculation Date(s): as provided in §3(F)(1) of the Conditions
Calculation Agent:
☑ Deutsche Bank Trust Company Americas
☐ Other: _____
Interest Payment Date(s): unless otherwise specified, the 22th day of the following
(subject to §3(E) in the Conditions)
☐ Each of the 12 calendar months in each year

PS-3

☐ Each March, June, September and December in each year:
☐ Each of the following two calendar months in each year:
☑ The following calendar month in each year: February, May, August, November, including the Maturity
Date
Redemption:      ☐ Yes            ☑ No

Redemption Commencement Date (as provided in para. 3 of §7 of the Conditions): _______
Redemption Date(s) (as provided in para. 2 of §7 of the Conditions): _____
Minimum Redemption Notice Period: _____
Redemption Price (expressed as a percentage of the Aggregate Principal Amount to be redeemed): _____
Repayment:      ☐ Yes           ☑ No

Repayment Date(s): _____
Minimum Repayment Notice Period: _____
Repayment Price (expressed as a percentage of the Aggregate Principal Amount to be repaid): _____
Specified Currency: U.S. dollars for all payments unless otherwise specified below:
Payments of principal and any premium: U.S. dollars
Payments of interest: U.S. dollars
Authorized Denomination: U.S.$1,000
Exchange Rate Agent: N/A
Original Issue Discount Note (“OID”):      ☐ Yes           ☑ No

Total Amount of OID: N/A
Yield to Maturity: N/A
Initial Accrual Period OID: N/A
Day Count Fraction:

☑ Act/360 (as provided in §3(F)(3)(a) of the Conditions)
☐ Actual/Actual ISDA (as provided in §3(F)(3)(b) of the Conditions
Business Day Convention (for Interest Payment Dates other than the Maturity Date):

As provided in §3(E) of the Conditions (unless otherwise specified: _____):
☐ Following Business Day Convention, adjustment of Interest
☑ Modified Following Business Day Convention, adjustment of Interest
Other Terms of Notes:

N/A
Other:
Delivery and Settlement
We expect that delivery of the notes will be made against payment therefor on or about the original issue date specified above in this pricing supplement, which will be on the seventh business day following the date of the pricing (“T+7”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of pricing or succeeding business days will be required, by virtue of the fact that the notes will settle in T+7, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement; such purchasers should also consult their own advisors in this regard.
Plan of Distribution
Credit Suisse Securities (USA) LLC and Morgan Stanley & Co. Incorporated are acting as dealers for the Notes and have agreed to purchase, as principals, at a price equal to 100% of the principal amount of the Notes, a principal amount of U.S.$250,000,000 of the Notes each.

PS-4